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Exhibit 13

        January 6, 2003

Forest Oil Corporation
1600 Broadway
Suite 2200
Denver, CO 80202

Credit Suisse First Boston Corporation J.P. Morgan Securities Inc.
c/o	Credit Suisse First Boston Corporation Eleven Madison Avenue New York, NY 10010-3629

Ladies and Gentlemen:

        As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering will be made that is intended to result in an orderly market for the common stock, par value $.10 per share (the "Securities"), of Forest Oil Corporation, and any successor (by merger or otherwise) thereto (the "Company"), the undersigned hereby agrees that from the date hereof and until 90 days after the public offering date (the "Public Offering Date") set forth on the final prospectus supplement used to sell the Securities (the "Prospectus") pursuant to the Underwriting Agreement, to which you are or expect to become parties, the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge, or disposition, or to enter into any such transaction, swap, hedge or other arrangement (each, a "Transfer"), without, in each case, the prior written consent of Credit Suisse First Boston Corporation and J.P. Morgan Securities Inc. (together, the "Representatives"). In addition, the undersigned agrees that, without the prior written consent of the Representatives, it will not, during the period commencing on the date hereof and ending 90 days after the Public Offering Date, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities. Notwithstanding the provisions set forth above, the Securities held by The Anschutz Corporation and its affiliates party to the Stock Purchase Agreement, dated as of the date of the Underwriting Agreement, among the Company, The Anschutz Corporation and such affiliates (the "Stock Purchase Agreement"), shall not be governed by the terms of this Agreement but shall instead be governed by the terms of the Stock Purchase Agreement.

        Any Securities received upon exercise of options granted to the undersigned will also be subject to this Agreement. Any Securities acquired by the undersigned in the open market will not be subject to this Agreement. In addition, the undersigned may make Transfers of the Securities at any time during the period from the Public Offering Date to the date that is 90 days after the Public Offering Date if the number of such Securities so Transferred, together with all Securities so Transferred by all of the other officers and directors of the Company who are subject to a letter similar to this letter (such individuals being listed on Schedule A hereto), does not exceed, in the aggregate, 200,000 shares of the Securities and such transactions are pre-cleared with N.W. Wilson III of the Company to comply with this paragraph. A transfer of Securities to a family member or trust may be made, provided the transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer.

        In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.

        This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before February 28, 2003.

Very truly yours,
/s/ PHILIP F. ANSCHUTZ Philip F. Anschutz

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  Exhibit 13